UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                            Boise Cascade Corporation
                                (Name of Issuer)

                          COMMON STOCK, $2.50 PAR VALUE
                         (Title of Class of Securities)

                                    097383103
                                 (CUSIP Number)

                                  July 31, 1999
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [x]      Rule 13d-1(b)
                              [ ]      Rule 13d-1(c)
                              [ ]      Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            1,709,539 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,558,275 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       2,149,359 shares

                    8  SHARED DISPOSITIVE POWER

                       3,545,175 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,694,534 shares (includes shares beneficially owned by FLA Asset Management, LLC, Stamford Advisers Corp. and FLA Advisers L.L.C.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                         [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.1%

12  TYPE OF REPORTING PERSON

    IA, OO

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1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          316,925 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,303,825 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,303,825 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                            [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.3%

12  TYPE OF REPORTING PERSON

    IA, OO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stamford Advisers Corp.
   13-3421430

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          58,300 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       58,300 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         58,300 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                             [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.1%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,241,350 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       2,241,350 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,241,350 shares (includes shares beneficially owned by Stamford Advisers Corp.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                             [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.0%

12  TYPE OF REPORTING PERSON

         IA, OO

Item 1(a)         NAME OF ISSUER:

         Boise Cascade Corporation

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1111 West Jefferson Street
         P.O. Box 50
         Boise, Idaho 83728-0001

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $2.50

Item 2(e)         CUSIP NUMBER:

         097383103

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability corporation and successor-in-interest to Forstmann-Leff Associates, Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability corporation and successor-in-interest to FLA Asset Management, Inc., a Delaware corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act whose managing members constitute a majority of the Executive Committee of the Board of Mangers of Forstmann-Leff Associates, LLC. Stamford Advisers Corp., a New York corporation, is a registered investment adviser under the Act whose parent company is FLA Advisers L.L.C.

Item 4            OWNERSHIP:

         (a)      Amount beneficially owned:
                  See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)  See Items 5 through 8  of the cover pages attached hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Boise Cascade Corporation. No one client's interest in the Common Stock of Boise Cascade Corporation is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 9, 1999

                                                FORSTMANN-LEFF ASSOCIATES, LLC

                                                By:  /s/ Peter A. Lusk
                                                         Peter A. Lusk
                                                Executive Vice President


                                                FLA ASSET MANAGEMENT, LLC

                                                By:      /s/ Peter A. Lusk
                                                             Peter A. Lusk
                                                Executive Vice President


                                                STAMFORD ADVISERS CORP.


                                                By:  /s/ Peter A. Lusk
                                                         Peter A. Lusk
                                                President

                                                FLA ADVISERS L.L.C.

                                                By:  /s/ Peter A. Lusk
                                                         Peter A. Lusk
                                                Managing Member

                                                                       Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, Stamford Advisers Corp. and FLA Advisers L.L.C., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


August 9, 1999

                                            FORSTMANN-LEFF ASSOCIATES, LLC


                                            By:      /s/ Peter A. Lusk

                                            Peter A. Lusk
                                            Executive Vice President


                                            FLA ASSET MANAGEMENT, LLC


                                            By:      /s/ Peter A. Lusk

                                            Peter A. Lusk
                                            Executive Vice President


                                            STAMFORD ADVISERS CORP.


                                            By:      /s/ Peter A. Lusk

                                            Peter A. Lusk
                                            President


                                            FLA ADVISERS L.L.C.


                                            By:  /s/ Peter A. Lusk
                                            Peter A. Lusk
                                            Managing Member